EXHIBIT 99.1

Diamond Entertainment Corporation Announces Results of Second Quarter of Fiscal 2005

Wednesday, November 17, 2004

Diamond’s First Half Sales Increase 74% Over Last Year’s First Half

Walnut, CA.--(BUSINESS WIRE) – November 17, 2004 - Diamond Entertainment Corporation (the “Company”), dba e-DMEC, (OTCBB: DMEC – News), a leading dealer of videocassette and DVD (Digital Video Disc) titles to the budget home video & DVD markets, today announced net income of $217,000 for the second quarter ended September 30, 2004 from a net loss of $68,000 in the same period last year.  For the three months ended September 30, 2004 and 2003, net sales were $1,753,000 and $1,235,000, respectively.  For the six month period ended September 30, 2004, net income was $331,000 from a net loss of $331,000 in the same period last year. Net sales for the six month period ended September 30, 2004 and 2003, were $3,165,000 and $1,819,000, respectively, an increase of 74%.

“We made significant progress during the quarter in expanding our DVD and videocassette program library which contributed to our strong performance,” said James Lu, Diamond’s Co-Chairman and Co-CEO.  “We were able to convince our major customers to increase their orders for the quarter and remain confident that they will continue to boost order levels in the second half of this year,” concluded Mr. Lu.

Diamond Entertainment Corporation

Comparative Summary of Selected Financial Data

	Three Months Ended September 30, 2004	Three Months Ended September 30, 2003	Six Months Ended September 30, 2004	Six Months Ended September 30, 2003

Net Sales	$1,753,000	$1,235,000	$3,165,000	$1,819,000
Operating Profit (Loss)	$241,000	$(2,000)	$415,000	$(239,000)
Other Income (Expenses) – Net	$(24,000)	$(66,000)	$(83,000)	$(92,000)
Net Income (Loss)	$217,000	$(68,000)	$331,000	$(331,000)
Net Income (Loss) Per share	$0.00	$(0.00)	$0.00	$(0.00)

Diamond Entertainment Corporation

Selected Balance Sheet Information

	September 30, 2004	March 31, 2004

Total Current Assets	$2,639,000	$2,162,000
Total Assets	$3,323,000	$2,690,000
Total Current Liabilities	$3,601,000	$3,463,000
Total Stockholders’ Equity (Deficit)	$(278,000)	$(772,000)
Total Liabilities and Stockholders’ Equity	$3,323,000	$2,690,000

About Diamond Entertainment Corporation

Diamond Entertainment Corporation develops, markets, and distributes multiple lines of high-quality products.  Diamond markets & sells videocassette and DVD (Digital Video Disc) titles to the budget home video & DVD markets through national & regional mass merchandisers, department stores, drug stores, supermarkets, and other similar retail outlets.

SAFE HARBOR STATEMENT

This news announcement contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company or management as well as assumptions made by and information currently available to the Company or management.  When used in this news announcement, the words “anticipate,” “believe,” “expect,” “estimate” and “intend” and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements.  Such statements reflect the current view of the Company regarding future events and are subject to certain risks, uncertainties and assumptions, including the risks and uncertainties in this announcement and in the Company’s Forms 10-KSB for the year ended March 31, 2004, filed June 29, 2004, Form 10-QSB for the quarter ended June 30, 2004 filed on August 20, 2004, Form 10-QSB for the quarter ended September 30, 2004, filed on November 15, 2004 and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended.  In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein noted or in its SEC filings.

Contact:  Fred Odaka CFO

Diamond Entertainment Corporation

800 Tucker Lane

Walnut, CA 91789

Ph. 626-839-8253

Fax: 626-839-0219

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